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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion in this Registration Statement on Form S-3 of our report dated March 24, 2000 relating to the financial statements of University of Phoenix Online as of August 31, 1999 and 1998 and for each of the years then ended. We also consent to the incorporation by reference of our report dated September 30, 1999 relating to the financial statements, which appears in the 1999 Annual Report to Shareholders of Apollo Group, Inc., which is incorporated by reference in Apollo Group, Inc.'s Annual Report on Form 10-K for the year ended August 31, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.




/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Phoenix, Arizona
March 24, 2000